Exhibit 11B

                    GATX CORPORATION AND SUBSIDIARIES

           COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK
                      AND COMMON STOCK EQUIVALENTS
                         ASSUMING FULL DILUTION

                  In Millions, Except Per Share Amounts

                                        Three Months Ended    Nine Months Ended
                                           September 30           September 30
                                         1995        1994      1995        1994
                                         ----        ----      -----        ----
Average number of shares used to
  compute primary earnings per share     20.5        20.2      20.3        20.1

Common Stock issuable upon assumed
  conversion of Preferred Stock           4.0         4.0       4.1         4.1
                                        -----        -----     -----       -----

Total                                    24.5        24.2       24.4       24.2
                                       ======       ======     =====      ======


Net income as adjusted per primary
  computation                          $ 23.2      $ 22.0     $ 72.2     $ 56.4

Add - Dividends paid and accrued on
  Preferred Stock                         3.3         3.3        9.9       10.0
                                       ------      ------     ------     ------
Net income, as adjusted                $ 26.5      $ 25.3     $ 82.1     $ 66.4
                                       ======     =======     ======     =======

Net income per share, assuming full
  dilution                             $ 1.08      $ 1.04     $ 3.36     $ 2.75
                                       ======      ======     ======     ======




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